Exhibit 23.1

Deloitte
Auditores y Consultores Limitada
RUT: 80.276.200-3
Av. Providencia 1760
Pisos 6, 7, 8, 9 y 13
Providencia, Santiago
Chile
Fono: (56-2) 729 7000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-138953 on Form F-3 of our report dated June 22, 2009 relating to the consolidated financial statements of Banco Santander Chile and subsidiaries (the “Bank”) (which report expresses an unqualified opinion and contains explanatory paragraphs referring to: (1) as explained in Note 2 to the consolidated financial statements, during 2008 the Superintendency of Banks issued Circular No. 3,410 which modified the presentation format of financial statements models, the definition of cash and cash equivalent, and adopted a criterion of provisions for minimum dividends. For this reason, the consolidated financial statements for 2007 and 2006 have been restated to conform to the new presentation formats required by the Superintendency and (2) the reconciliation of Chile GAAP to U.S. GAAP for net income and shareholders’ equity and the application thereof and (3) the translation of Chilean peso amounts into U.S. dollar amounts), and of our report dated June 22, 2009 relating to the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander Chile for the year ended December 31, 2008.

/s/Deloitte
Santiago, Chile
June 22, 2009

Una firma miembro de Deloitte Touche Tohmatsu